Exhibit (a)(5)(E)
NEWS RELEASE
NTT DATA CORPORATION Announces Successful Tender Offer
July 20, 2010 — NTT DATA CORPORATION (Tokyo Stock Exchange, First Section: 9613) (“NTT DATA”), the Japan-based leading IT services company, today announced the successful completion of the tender offer by its wholly owned subsidiary, Mobius Subsidiary Corporation (“Purchaser”), for all outstanding shares of Intelligroup, Inc. (OTC: ITIG) (“Intelligroup”) for US $4.65 per share.
The tender offer and withdrawal rights expired at 12:00 midnight, New York City time, on Monday, July 19, 2010. The depositary for the tender offer has advised NTT DATA that, as of the expiration of the tender offer, approximately 39,901,065 shares (including 39,005 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing approximately 96.6% of Intelligroup’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.
NTT DATA intends to complete the acquisition of Intelligroup through a “short-form” merger under New Jersey law, pursuant to which Intelligroup will become a subsidiary of NTT DATA. As a result of the merger, any shares of Intelligroup not tendered will automatically be cancelled and converted into the right to receive the same per share consideration that was paid in the tender offer.
MEDIA CONTACTS
NTT DATA
Public Relations:
Georgeson Inc.
Thomas Gardiner
tgardiner@georgeson.com
212-440-9872
NTT DATA Public Relations Department
webmaster@nttdata.co.jp
Investor Relations:
NTT DATA Investor Relations and Finance Office
stfsir@nttdata.co.jp
NOTES TO EDITORS
About NTT DATA CORPORATION

NTT DATA is a quoted subsidiary of Nippon Telegraph and Telephone Corporation (“NTT”). It offers a broad range of IT services including consulting, systems integration and IT outsourcing. NTT DATA posted total revenues of approx. JPY 1.1 trillion (USD 12.7 billion) for the year ended March 31, 2010, and has more than 34,500 employees. NTT DATA has taken various steps to develop its international business.
For further information please visit:
http://www.nttdata.co.jp/en/index.html
About Intelligroup, Inc.
Intelligroup is an enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. Intelligroup possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners and IT industry analysts for consistently exceeding expectations. Intelligroup won a global 2009 SAP Pinnacle Award and is ranked as a ‘Leader’ on the 2010 Global Outsourcing 100® list by the International Association of Outsourcing Professionals (IAOP)®. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients.
For further information please visit:
http://www.intelligroup.com/
NOTE TO INVESTORS
This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Intelligroup common stock was made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Mobius Subsidiary Corporation, a wholly-owned subsidiary of NTT DATA, filed with the SEC and mailed to Intelligroup shareholders. At the time the tender offer was commenced, Intelligroup filed a Solicitation / Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). Security holders of Intelligroup are advised to read the Tender Offer Statement and Recommendation Statement, because they contain important information about the tender offer. Investors and security holders of Intelligroup also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Mobius Subsidiary Corporation with the SEC and the Recommendation Statement and other documents filed by Intelligroup on the SEC’s website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “expects,” “could,” “should,” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect NTT DATA’s and Intelligroup’s current perspectives on existing trends and information. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond NTT DATA’s and Intelligroup’s control.